UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report - October 4, 2008 (Date of earliest event reported)

INGERSOLL-RAND COMPANY LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	1-985 (Commission File Number)	75-2993910 (I.R.S. Employer Identification No.)
Clarendon House 2 Church Street Hamilton HM 11, Bermuda (Address of principal executive offices, including zip code)

(441) 295-2838 (Registrant's phone number, including area code) N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2008, the Compensation Committee of the Board of Directors of the Company approved certain changes to the Company’s long-term incentive compensation programs to be implemented beginning in 2009.

Under the revised incentive compensation programs, the current one-year performance period under the Company’s Performance Share Plan (PSP) will be changed to three-year overlapping performance periods starting with the year 2009 in order to increase the long-term nature of incentive compensation for PSP participants. In addition, awards under the PSP will be made based upon the Company’s relative earnings per share (EPS) growth as compared to the 55 peer companies in the S&P 500 Industrial Index in order to balance incentives between relative and absolute performance metrics.

To transition between the current PSP program and the revised PSP program, awards made for performance years 2009 and 2010 will be based upon the achievement of the Company’s cumulative EPS goals. These EPS goals incorporate the previously announced synergy targets related to the Trane acquisition of $200 million in 2009 and $300 million in 2010.

Item 9.01. Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

99.1	Press Release of Ingersoll-Rand Company Limited dated October 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGERSOLL-RAND COMPANY LIMITED
(Registrant)
Date: October 6, 2008

/s/ Patricia Nachtigal

Patricia Nachtigal
Senior Vice President and General Counsel